Exhibit 99.1

Enzo Biochem, Inc. 527 Madison Avenue New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM ANNOUNCES SETTLEMENT AGREEMENT WITH AFFYMETRIX

NEW YORK, NY, April 24, 2014 – Enzo Biochem, Inc. (NYSE:ENZ) (the “Company”), along with its subsidiary Enzo Life Sciences, Inc. entered into a Settlement with Affymetrix, Inc. (NASDAQ:AFFX) with respect to actions between the Company and Affymetrix before the U.S. District Court, Southern District of New York, Cases No 03-CV-8907 and 04-CV-1555.

As a result of the Agreement in settlement of the aforementioned cases, Affymetrix will pay $5,100,000. Enzo’s release of Affymetrix, Inc. does not include the litigation currently pending against Affymetrix, Inc. in the District of Delaware and any of the claims there asserted.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and therapeutics through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2013. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:
For Enzo Biochem, Inc.
Steven Anreder		Michael Wachs
Anreder & Company		CEOcast, Inc.
212-532-3232		212-732-4300
steven.anreder@anreder.com	or	mwachs@ceocast.com

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